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                                                                      EXHIBIT 99


                     [LETTERHEAD OF ARTESYN TECHNOLOGIES]
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For Immediate Release

Company Contacts
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Richard Thompson                                Richard Leland
Chief Financial Officer                         Director, Investor Relations
(561) 451-1000                                  (561) 451-1028


                      ARTESYN UPDATES FIRST QUARTER OUTLOOK

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BOCA RATON, Fla., April 5, 2002 - - Artesyn Technologies, Inc. (Nasdaq NM: ATSN)
today provided additional guidance regarding first quarter financial results. Revenue and profitability will be negatively impacted due to the push out of planned deliveries in the wireless and telecom sectors. Sales for the quarter ending March 29/th/ are expected to be approximately $90 million, with a cash earnings loss between $0.16 and $0.18 per diluted share.

"We are continuing to see ongoing weakness in the telecom sector and a lack of anticipated near term growth in wireless," commented Artesyn's President and CEO, Joseph M. O'Donnell. "Broad market conditions, however, remain consistent with previous trends as the storage and server segments of our business continue to show relative stability and appear to be slightly ahead of the cycle."

"While this slowdown will negatively effect revenue and earnings performance for the quarter, our primary focus remains the generation of positive cash flow," O'Donnell continued. "Cash balances have grown to over $80 million and the enhancements made to our balance sheet over the past several quarters provides us with improved financial flexibility. It is our intent to ensure that Artesyn is well positioned to benefit from the eventual pickup in end market demand."

Artesyn management will discuss additional operating details and financial expectations during its first quarter earnings release on April 18, 2002.

About Artesyn Technologies

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn's line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today's leading Teledatacom(TM) networks. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.
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This release may contain "forward-looking" statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Some of these factors include, but are not limited to, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.